Exhibit 99

Final Transcript

Thomson StreetEventsSM

Conference Call Transcript

WG - Q4 2005 & Q1 2006 Willbros Group, Inc. Earnings Conference Call

Event Date/Time: Jun. 19. 2006 / 8:00AM CT

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FINAL TRANSCRIPT

Jun. 19. 2006/8:00AM CT, WG - Q4 2005 & Q1 2006 Willbros Group, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Mike Collier

Willbros Group, Inc.—Director IR

Mike Curran

Willbros Group, Inc.—Chairman, CEO

Warren Williams

Willbros Group, Inc.—CFO

Randy Harl

Willbros Group, Inc.—President, COO

CONFERENCE CALL PARTICIPANTS

Robin Shoemaker

Bear, Stearns & Co.—Analyst

John Rogers

D.A. Davidson, Inc.—Analyst

Stephen Gengaro

Jefferies & Co—Analyst

Martin Malloy

Hibernia Southcoast Capital—Analyst

Andrew O’Connor

Wells Capital Management—Analyst

Renee Bijlani

Analyst

Stephen DeNichilo

Thompson, Horstmann, Bryant—Analyst

PRESENTATION

Operator

Good morning ladies and gentlemen thank you for standing by. Welcome to the Willbros conference call update. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded Monday, January 19, 2006. At this time I like to turn the presentation over to Mike Collier.

Mike Collier—Willbros Group, Inc.—Director IR

Thank you. Good morning and welcome to the Willbros Group conference call. Today’s Willbros management participants are Mike Curran, Chairman and Chief Executive Officer; Randy Harl, President and Chief Operating Officer; Warren Williams Chief Financial Officer and myself. This conference call is being broadcast live over the Internet and is also being recorded. An archive of the webcast will be available shortly after the call on our website Willbros.com and will be accessible for twelve months. A replay also will be available through the phone number provided by the Company in Friday’s press release. Information reported on this call speaks only as of today June 19, 2006 and therefore you are advised that time-sensitive information may no longer be accurate as of the time of any replay.

Comments today contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these

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Jun. 19. 2006/8:00AM CT, WG - Q4 2005 & Q1 2006 Willbros Group, Inc. Earnings Conference Call

statements. These risk factors are described in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements whether as a result of new information, future events or otherwise. A more comprehensive listing of risk factors which could cause results to vary from our forward-looking statements is included in documents filed by the company with the SEC.

Now I will turn the conference over to Mike Curran, Chairman and Chief Executive Officer.

Mike Curran—Willbros Group, Inc.—Chairman, CEO

Good morning everyone and thank you for joining us. Before we proceed I would like to introduce Randy Harl, who joined Willbros in January as President and Chief Operating Officer. Randy brings over thirty years of engineering and construction management experience, most recently as Chairman, President and Chief Executive Officer of KBR. Having managed a much larger enterprise than Willbros Randy has the skills and experience to recognize and implement strategies to see that Willbros and our shareholders benefit from the tremendous opportunities ahead. Randy has already effected some changes, bringing in experienced project managers with the breadth and depth of experience to manage our increasingly complex larger projects.

At my direction he has done a cold eyes review of our organization, reporting structure and G&A and we have made some significant changes and reductions. He has also introduced into the organization a formal strategic planning function and we look forward to presenting a comprehensive review of this to you later this year. I am pleased to announce that the board of directors has selected him to succeed me as Chief Executive Officer. That transition will be effective January 1, 2007.

Since our last conference call on November 23, 2005 we have made significant progress on both our short-term and long-term objectives. Let me take a moment to discuss these. First, we have worked diligently with our new independent auditors and on last Friday we brought our SEC filings current. Next, our businesses ramped up to $1 billion plus revenue run rate and with the work we see on the horizon this run rate is likely to increase as we move forward. While I do not have a number for you today, at April 30, our qualified prospects stood at $9.3 billion. This is up almost 80% from $5.2 billion we reported in November last year.

In February and March we dealt with a hostage taking incident in Nigeria, which interrupted three of our major projects in the Delta region and it is continuing to have some negative impacts on virtually all our work in Nigeria in one way or the other. We saw the safe return of our employees in late March and are in the midst of negotiations with our clients in Nigeria on the combination of security concerns and commercial issues this incident has precipitated. Warren will provide you with the information on the impact this incident is having on our financial results.

Our financial team has made progress structuring a new credit facility which we should have in place in the third quarter. And we continue to support the ongoing investigations by the SEC, the DOJ and the Office of Foreign Asset Control and are cooperating fully with them. Currently we expect the costs associated with these investigations in 2006 to be significantly less than what we incurred in 2005.

Our outlook remains favorable. As you have seen in this morning’s press release on our new work, we now have a robust demand for our services and are building quality backlog, meeting our objectives to grow our North American and international businesses and reduce our reliance on Nigeria. Today we will discuss the financial results and discuss our outlook and focus for the remainder of 2006. I will now turn the call over to Warren to discuss the financial results and then Randy will give you some more color on process improvements we have underway. He also will discuss our position in the marketplace as well as the outlook for our business. Warren?

Warren Williams—Willbros Group, Inc.—CFO

Thank you Mike. For the first quarter of 2006 we reported an 89% increase in revenue to $248.5 million as compared to $131.6 million in revenue in the first quarter of 2005. The $116.9 million increase in revenue was almost equally distributed between our two business segments. The U.S. and Canada segment posted 121% or $54 million increase in revenue as a result of increased activities at our engineering group in Tulsa, increased activities at Willbros RPI and increased work in the oil sands region of Canada. The international segment reported a 72% or $62.9 million increase in revenue primarily due to increased work in Nigeria.

Contract income for the first quarter of 2006 was $21.4 million resulting in contract margin of 8.6% as compared to contract income for the first quarter of 2005 of $16.8 million and a contract margin of 12.7%. The $4.6 million increase in contract income over the prior year’s first quarter is entirely attributable to the significant increase in revenue. The 4.1 percentage point decrease in contract margin in the first quarter of 2006 as

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Jun. 19. 2006/8:00AM CT, WG - Q4 2005 & Q1 2006 Willbros Group, Inc. Earnings Conference Call

compared to the first quarter of 2005 and the 4.8 percentage point decrease from the fourth quarter of 2005 is primarily the result of a decrease in contract margins achieved on our international projects.

In Nigeria on the five major projects that we were working on during the first quarter, we have seen an $8.3 million decrease in our anticipated contract income or a 3.2 percentage point decrease in contract margin for the period. The decrease in contract income is due to a combination of delays incurred on the project and additional cost incurred as a result of the events that resulted in our declaring force majeure on three of these five contracts. We have also saw an overall erosion of our contract margin by 6/10 of a percentage point in the United States and Canada segment on our fabrication, construction and maintenance work during the first quarter. This erosion is due to weak margins on pipeline construction work in Canada and compressor station work in the United States and startup costs associated with new fabrication facilities in Canada.

Contract margin in the United States was also down due to the sale of the TXP-4 plant in Opal, Wyoming effective January 1st which represented a 3/10 of a percentage point decrease from both the first and fourth quarters in 2005. Additional costs associated with change orders which we expect to resolve in future periods also negatively affected our margins; we believe there is an opportunity to recover a portion of these decreases in contract margin in the future as we negotiate various change orders and contract claims with our clients in both the international and U.S. and Canadian segments. To meet the increasing demand for working capital caused by the ramp up in revenue late last year we sold $65 million of 6.5% senior convertible notes and in early 2006 sold an additional $19.5 million under a purchase option with the existing bondholders for a total amount of $84.5 million.

In January, we sold the TXP-4 plant in Opal, and sold other related issues for cash payments of approximately $32.5 million. Although the TXP-4 plant was profitable, we determined it was not a core component of our business on a going-forward basis. We took the opportunity to sell the facility to Williams and reinvest these dollars in our core business.

General and administrative costs were $15.7 million or 6.3% of revenue in the first quarter of 2006. This is down from $17.1 million or 13% of revenue in the first quarter of last year and is consistent with the range we expect for G&A expenses to be for all of 2006. This reduction in G&A costs included increased insurance and additional staffing costs over the first quarter of last year totaling approximately $1.5 million. Approximately $500,000 of the G&A expense in the first quarter of 2006 was attributable to costs associated with the SEC and DOJ investigations and the shareholder lawsuits.

Depreciation and amortization expense for the first quarter of 2006 was approximately $5.2 million compared to $5.3 million for the same quarter in 2005. The Company recognized a gain of $2.4 million on the sale of equipment. This is primarily the gain on the sale of the TXP-4 plant in Opal. The gain was partially offset by a net interest and other expense of approximately $1.6 million resulting in other income of $800,000 in the first quarter of 2006.

The tax provision was $6 million and is primarily due to taxes payable on the deemed profit basis in Nigeria. Net loss was $4.6 million or $0.22 per share, a $5 million improvement over the same quarter last year when we experienced a net loss of $9.9 million or $0.47 per share. At March 31, 2006 cash, cash equivalents and restricted cash totaled $80 million. Working capital was $149.9 million. Total assets were $513.6 million. Total long-term debt was $165.2 million and stockholders’ equity was $141.2 million.

Our cash balance was approximately $50 million on June 16. For the twelve-month period ended December 31, 2005 the Company reported revenue of $706.5 million as compared to 2004 revenue of $483.3 million. Contract costs in 2005 were $624.6 million resulting in contract income of $82 million or a contract margin of 11.6%. Contract costs in 2004 were $417.7 million resulting in contract income of $65.6 million for a contract margin of 13.6%. The two percentage point decline in contract margin in 2005 as compared to 2004 is the result of lower margins on the work in Nigeria in 2005, as compared to the margins recognized on work completed in 2004 such as the Iraq project.

Startup costs associated with new fabrication facility and cost overruns on construction projects in Canada and interruptions of work in progress in the United States by Hurricanes Katrina and Rita. These items were partially offset by higher contract margins in engineering and on pipeline construction projects in the United States, which were not impacted by the hurricanes.

General and administrative costs were $75.4 million or 10.7% of revenues in 2005 as compared to $46.6 million or 9.6% in 2004. Approximately $14 million of the $28.8 million increase in G&A expenses year-over-year is attributable to third-party costs associated with the restatement of our financial results, the audit committee, SEC, DOJ and OFAC investigations that were ongoing in 2005, and the defense costs associated with shareholder lawsuits. The balance of the increase in G&A cost was attributable to the 46.2% increase in our business.

The tax provision was $18.3 million and $10.1 million for the years ended December 31, 2005 and 2004 respectively. The tax provision in both years is due primarily to taxes payable on a deemed profit basis in Nigeria, and the increase in 2005 over 2004 is a result of increased revenue

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Jun. 19. 2006/8:00AM CT, WG - Q4 2005 & Q1 2006 Willbros Group, Inc. Earnings Conference Call

generated in Nigeria during 2005. The net loss of $38.8 million or $1.82 per share in 2005 is approximately $18 million greater than the loss incurred in 2004 of $20.8 million or $0.99 per share.

Due to noncompliance with certain financial and non-financial covenants we entered into various amendments and waivers to our credit facility from July 19, 2005 to June 14, 2006. The amendments provided one, that certain financial covenants and reporting obligations were waived and/or modified to reflect our current and anticipated future operating performance. Two, for the reduction of the facility to $70 million for the issuance of letters of credit obligations only and three, our requirement to maintain a minimum cash balance of $15 million. We are currently in compliance with the terms of this facility which expires in March 2007. Note that our working capital has grown from approximately $57 million at September 30, 2005 to about $150 million at the end of March as a result of the additional work in both segments of our business. The events in the first quarter of 2006 in Nigeria have put a strain on our cash flow. We expect this to continue for the next 60 to 90 days as we work through and resolve our commercial issues with our clients in Nigeria. As Mike mentioned we have signed an engagement letter and term sheet for the syndication of a new credit facility that we believe will be in place by late August. The new facility will be sized appropriately for our current and future level of activity. To give you some information about our backlog numbers at the end of September 2005 backlog adjusted for the sale of the TXP-4 plant was $966 million. Although our backlog at the end of the first quarter was down slightly to approximately $820 million, we have announced major new work awards in 2006 in excess of $475 million.

Estimated embedded margin in backlog at the end of March, 2006 is 13.6%. An estimated $550 million or 67% of our current backlog is scheduled to be worked off during the remainder of 2006. With regards to guidance for 2006 Mike had stated that we are currently on our $1 billion revenue run rate and that we expect our G&A costs to range from 6 to 8%. We have also stated that we are working to resolve some significant commercial issues with our clients in Nigeria over the next 60 to 90 days. Given this final point we feel it would not be prudent to provide you with additional guidance until we have an agreement with our clients on these issues.

With that I’ll turn it over to Randy for his comments.

Randy Harl—Willbros Group, Inc.—President, COO

Thank you Warren. I’d like to discuss the performance of our new management team in Nigeria and comment on our bidding and estimating procedures in the low margin projects in Nigeria. I will also discuss the hostage incident that occurred in Nigeria back in February. First, with respect to the management team in Nigeria which was put in place in mid 2005, I believe they are well-established in their roles and are doing a good job executing our projects. Our focus on project and contract management has improved our collections and strengthened our position as we deal with changes in contract scopes and fundamental changes in law and the working environment in Nigeria. The expected improvement in contract margins going forward will be due to the hard work and dedication of this team and all of our employees.

Second, I have reviewed the bidding and estimating procedures employed by Willbros and have analyzed the Company’s actual performance relative to as bid forecast. Our recently improved processes and procedures are effective and my analysis bears this out. In North America where our actual performance on recent projects is within an acceptable range of the as bid expectations. In our international business the new process is working well for our business in the Middle East, but with respect to Nigeria given the situation there and our record backlog, we have elected not to bid any major work there during the past eight months. We expect these processes and procedures will improve our results there as well.

Given our rapidly expanding markets and our focus on margin expansion and improved commercial requirements, I have assigned John Allcorn the Company’s Executive Vice President, the additional duties of business analysis and acquisition to ensure that companywide all our new work meets our financial and strategic requirements. In addition to re-engineering this process the cost saving initiatives we recently put into place are yielding positive results. And as you have heard previously our SG&A as a percentage of revenue was approximately 6.3% for the first quarter of 2006, in line with our goal of 6 to 8%.

Third, in Nigeria we are performing some projects which were bid in 2003 under our former management with contract terms and contract margins, that when combined with the current work environment have resulted in unsatisfactory returns. Each of these projects has been reviewed and we are negotiating with our customers to improve the situation and we are making progress in completing these projects in the most cost effective way. While we expect to see continued pressure on our current margins in Nigeria, until these projects are completed, a large portion of the revenue associated with these projects should be complete this year. We have seen some material changes in the scope of work to be conducted under these contracts and negotiations currently underway should improve our contract margins on these projects particularly on the additional scope. We now estimate that there is about $370 million worth of work to be completed under these legacy projects, about the same as at the end of September last year.

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Jun. 19. 2006/8:00AM CT, WG - Q4 2005 & Q1 2006 Willbros Group, Inc. Earnings Conference Call

We have worked off about $200 million of this work since September but have added a similar amount due to additions to the scope of the work. As a result of the events in the Niger Delta approximately $50 million of work that was to be performed in the first quarter has been delayed until sometime in the future. At this time, we are unable to predict with any certainty when this work will be performed. However we are working diligently to go back to work once we determine that it is safe to do so.

Finally, the hostage incident which occurred on February 18 resulted in the safe return of all nine of our personnel on March 27. The implications of this event and the new work environment not just for us, but for everyone operating in Nigeria have caused us to open a dialogue with our customers in order to seek different contract terms to address a working environment which was clearly not anticipated by us nor anticipated in our contracts. Our customers have demonstrated a willingness to work with us and we have elevated these negotiations to the executive level in order that we reach agreement on a remedy for this combination of security concerns, changes in law, and the resulting commercial issues. Those discussions are not complete and we cannot yet present their impact on our future operating performance, however, I am hopeful that we will reach an acceptable resolution.

Overall, the outlook for the services we provide remains very strong with major project opportunities in every area that Willbros has a presence. We are well positioned for the new work before us, much of which is in North America. We have reviewed and updated our qualified prospects list and as Mike mentioned, it now stands at $9.3 billion at the end of April as compared to $5.2 billion at the end of November 2005. Including the new work announced this morning, we have booked approximately $475 million in new work in 2006.

In addition to these awards, we have approximately $650 million worth of work in North America which we are highly confident will be under contract within the next 90 to 180 days. This is solid evidence that the business environment for Willbros remains robust. We are well positioned in the oil sands region of northern Alberta, one of the most active energy and E&C markets in the world. Outside of North America our operations in the Middle East are growing and give us a valuable presence there, also the site of large new energy investments. Africa, where we have been active continuously for over forty years offers opportunities beyond Nigeria in Algeria, Libya and Angola. We believe the business cycle for our services has not peaked. In fact we are observing high levels of activity not only in the exploration and development of new oil and gas fields, but also in LNG facilities and most of these projects will require new pipeline infrastructure.

Remember, we have work in backlogs that was bid in 2003, 2004 and 2005 which was a much more competitive and less costly environment than today. As we move forward this older backlog will decrease as a percentage of the total backlog and is being replaced with work that has more favorable contract terms and higher contract margins. Now, Mike Curran will wrap up before we take your questions.

Mike Curran—Willbros Group, Inc.—Chairman, CEO

Thanks Randy. As you’ve heard the actions taken over the past months are beginning to yield the positive improvements we want for all our shareholders. We brought our financials current and we have not lost our momentum in the marketplace having established a new run rate of over $1 billion a year. We are leaner now and are in the process of exiting markets with poor returns like Bolivia and Ecuador, and are repositioning those assets elsewhere. We are emerging as a strong player in the Canadian oil sands with the construction maintenance and fabrication expertise. We’re developing a sharper focus on the markets which meet our objectives for both growth and risk and return, and we will continue to refine this focus. We have the backlog to give us some revenue visibility into 2008 and we’re making progress in returning the margins to levels which will generate the returns this business should provide.

With our recent awards we are going to be far less dependent on Nigeria with a better balance of work and with a higher probability of meeting our targeted returns. As we have discussed, we capture our backlog in large chunks and work it off at a more measured pace. With the backlog of $820 million combined with a $650 million in highly confident work that Randy described earlier, all of which is in North America, you can see that we are in a strong position in what has now becoming an extremely robust market. Now we will take your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Robin Shoemaker, Bear Stearns.

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FINAL TRANSCRIPT

Jun. 19. 2006/8:00AM CT, WG - Q4 2005 & Q1 2006 Willbros Group, Inc. Earnings Conference Call

Robin Shoemaker—Bear, Stearns & Co.—Analyst

I wanted to ask you about the embedded margin in backlog at March 31 of 13.6% versus 15.5% at the end of December. Can you just explain the difference? Is it partly Opal? Is there a downward revision of margin on previous backlog or kind of what is going on there?

Mike Curran—Willbros Group, Inc.—Chairman, CEO

You have got two or three things there, Robin. EPC contracts are becoming a much larger component of the mix. And you also get a contribution of their procurement part of these EPC contracts that are lower margins than the engineering and construction services. And then you do have the situation with Opal, but I would say it’s primarily with EPC projects and where you have a large procurement component, you’re not going to get much in the way of margins on something like that.

Warren Williams—Willbros Group, Inc.—CFO

Robin this is Warren. Another component of that is as we go through and we are seeing a significant number of change orders that Randy and I spoke about during our prepared text. That impacts not only the current operating results but it also brings down the margin on the remaining work on those contracts that are sitting in backlog. So it hits us in two areas. It hits us in our operating results but it also brings down the contract margin that is in backlog. And as we see and as Randy mentioned, we do have a significant amount of that that we’re working on with our clients and so that is also bringing down the margin.

Robin Shoemaker—Bear, Stearns & Co.—Analyst

I am not sure if you have given out this figure. It seems to me maybe you have in the past, the amount of unapproved or contract claims that you are seeking in terms of how much is it?

Randy Harl—Willbros Group, Inc.—President, COO

This is Randy. I don’t believe we have talked about that before but it is around $100 million in the aggregate that we’re working to get resolved at this time. Most of it in Nigeria.

Robin Shoemaker—Bear, Stearns & Co.—Analyst

Okay. So that would be — that would be where you have recognized costs already in some — on a portion of that work but this amount is an outstanding claim.

Randy Harl—Willbros Group, Inc.—President, COO

That’s correct.

Robin Shoemaker—Bear, Stearns & Co.—Analyst

Just one other question. On Nigeria, you have agreed to expand the scope of certain projects that are legacy projects but you have not agreed — going back to last year — to undertake any new projects. Is that what you’re saying and that is why the backlog is the same?

Randy Harl—Willbros Group, Inc.—President, COO

That’s what we’re saying Robin, and let’s kind of rewind and go back into the period of time when these projects were taken. The contract terms were a lot less favorable than today, and in most cases we are required to take on that additional work and then negotiate a resolution. So we are in that process right now working with each of our customers and trying to mutually agree on something that is going to improve the margins on

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Jun. 19. 2006/8:00AM CT, WG - Q4 2005 & Q1 2006 Willbros Group, Inc. Earnings Conference Call

that backlog as well as allow us to record some income which we are not able to do at this point. So we need to resolve those and given all the changes that are happening in Nigeria today, and the amount of backlog that we have there, you know we are being very selective about what we go after in the future. And make sure that we have terms and conditions in our contract that provide us with the kinds of protection that we need to operate in this new environment.

Operator

John Rogers, D.A. Davidson.

John Rogers—D.A. Davidson, Inc.—Analyst

My congratulations. Randy, nice to hear you. A couple of things I guess for Warren, the tax rate for 2006 I know it is always complicated with your minimums due in Nigeria but if you can help us think about that — is there a set amount that you’re going to be paying in Nigeria this year or a fixed amount? And then you have that marginal rate above that?

Warren Williams—Willbros Group, Inc.—CFO

The tax rate would be 6% of the revenue that is generated in country in Nigeria. And at this point in time that number is still in flux based upon the resolution of these change orders in claims. But we would anticipate that being somewhere in the neighborhood of about $300 million to $350 million of work that would actually be performed in Nigeria. Now on top of that you would have a marginal tax rate for the work in the United States of about 38%. And in Oman that rate — in Canada it is a little bit higher right around there, but it is one of the more difficult areas in the Company to forecast.

John Rogers—D.A. Davidson, Inc.—Analyst

But that helps a lot. In terms of your embedded margins the, do those include these tax paid?

Warren Williams—Willbros Group, Inc.—CFO

The embedded margin?

John Rogers—D.A. Davidson, Inc.—Analyst

Right, it does not.

Warren Williams—Willbros Group, Inc.—CFO

Does not.

John Rogers—D.A. Davidson, Inc.—Analyst

It does not?

Warren Williams—Willbros Group, Inc.—CFO

No, it does not.

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Jun. 19. 2006/8:00AM CT, WG - Q4 2005 & Q1 2006 Willbros Group, Inc. Earnings Conference Call

John Rogers—D.A. Davidson, Inc.—Analyst

So I mean your actual margins, Nigeria, okay —

Warren Williams—Willbros Group, Inc.—CFO

Our margins on the work in Nigeria are above the embedded margin because we have the North American margins typically are going to be slightly lower and we still have a fair amount of this EPC work that has procurement activity where as we have stated in the past we do not receive double-digit margins on that work.

John Rogers—D.A. Davidson, Inc.—Analyst

Okay. And in terms of you’re looking forward to the work you are bidding on and expect to be awarded over the next 90 days this year, do you have sufficient capital at this point to handle that or will you need any additional capital?

Warren Williams—Willbros Group, Inc.—CFO

Well as we stated that we — we have — the situation in Nigeria has put a strain on our cash position. We had been managing our cash to the range of $30 to $50 million since April. The timing of the resolution with our clients in Nigeria will also be important to the factor in managing this cash flow. But as we grow we have said in the past that our capital assets were sufficient to fund about or to perform work that is in the neighborhood of about $1 billion, maybe slightly above $1 billion. And so as a result if we are going to grow substantially above that there is going to have to be some capital investment that we will have to make to expand and grow the business. Now whether we are able to do that through leases of equipment or whether we’re able to do that through some type of additional capital equipment financing that is yet to be determined. It is on a going forward basis. Gay Mayeux and I are investigating that, our vice president of finance, are investigating those opportunities now as Randy and Mike come to us with the prospects they are looking and the capital requirements they have. So we are really not in position that we sit down and say that we are what approach we’re going to take. But clearly the Company is going to have to make some investment in capital equipment on a going forward basis and that may take some additional equity.

Mike Curran—Willbros Group, Inc.—Chairman, CEO

I think — this is Mike Curran. I think there are two other things. One is the timing on these projects. If it is a big EPC project as some of these are, what you’re going to find is we are into the engineering phase in the first six months, year and then once the project is designed the purchasing phase and then you go to the field. So while there are big projects your cash requirements aren’t great upfront. The other things that you heard Randy talk about are contract terms. For example in our criteria right now given the market where we are, we are just not going to take contracts that are cash negative throughout the life of the contract. And what we have had in the past are a lot of contracts that were cash negative, and to give you an idea on the swings — on the Chad Cameroon project that was $420 million, but we had a 10% cash advance and we have never had negative cash position on that project from a working capital point of view.

Randy Harl—Willbros Group, Inc.—President, COO

And I think the other thing to keep in mind on EPC is it gives us the opportunity to really look at cash flow margin and all the other things that we are concerned with on these projects and optimize them. And so we may subcontract a large portion of the work. So you really can’t look at it with the same model that we have had in the past for the business. It is because this just gives us a totally — a lot more tools at our disposal to manage the cash flow.

Mike Curran—Willbros Group, Inc.—Chairman, CEO

I mean having said that what Warren said is right. When you get to $1 billion you really have got to look at your structure and how you’re doing things, and that is one of the things our financial group is doing with this new credit facility.

John Rogers—D.A. Davidson, Inc.—Analyst

That helps. And last thing, are there any dates or schedules — I don’t know if you can say anything about these — the ongoing investigations?

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FINAL TRANSCRIPT

Jun. 19. 2006/8:00AM CT, WG - Q4 2005 & Q1 2006 Willbros Group, Inc. Earnings Conference Call

Mike Curran —Willbros Group, Inc.—Chairman, CEO

There really are not. A lot of people have asked us what is the fine going to be, and no one knows. If there is going to be one or what it is going to be. And to make any comments is kind of like being in traffic court and saying first what you think the speeding ticket is going to be. There are two or three things that can happen, and they are all bad. But we feel that things look pretty good for us right now. We are marching along. We have been cooperating on this. As you have seen from Warren’s numbers our costs are going down on this, and aside from the costs it is not that we’re not focused on it, but it lets us get away from the overwhelming amount of management time this took last year, and be able to manage this process as we’re managing a few others and focus more on our business.

John Rogers —D.A. Davidson, Inc.—Analyst

Great. Thank you very much.

Operator

Stephen Gengaro, Jefferson Company.

Stephen Gengaro —Jefferies & Co—Analyst

Thank you. Good morning gentlemen. A couple of things starting off just with an easy one, if you can you give us a sense for your CapEx requirements this year? I mean assuming no expansion but just ongoing operations?

Warren Williams —Willbros Group, Inc.—CFO

We are at about $35 million this year.

Stephen Gengaro —Jefferies & Co—Analyst

That’s helpful. And then second when you look at the margins embedded in the backlog, I guess two things — one, current bidding activity and maybe as recently as work you announced this morning and what you think is highly probable, where are the margins in new work you are winning, both in the U.S. on the one hand and international on the other?

Randy Harl —Willbros Group, Inc. – President , COO

Let me say that the work we just announced that is coming in between 17% and 19% and moving upward we think. Outside the U.S. we have said previously that we are looking to earn more than 20% gross margin and that is the way that we are bidding work today.

Mike Curran —Willbros Group, Inc.—Chairman, CEO

And in West Africa it would be substantially higher than that.

Stephen Gengaro —Jefferies & Co—Analyst

Okay. And you said earlier I think you said within acceptable range of execution. Is that, could I guess-timate that is between 100 and 200 basis points or a narrower range than that?

Randy Harl —Willbros Group, Inc.—President, COO

Excuse me? Between one and two?

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FINAL TRANSCRIPT

Jun. 19. 2006/8:00AM CT, WG - Q4 2005 & Q1 2006 Willbros Group, Inc. Earnings Conference Call

Stephen Gengaro—Jefferies & Co—Analyst

You were talking about an acceptable range of execution that you are now achieving. Would that suggest that if you are bidding work at 19, you are achieving 17, or is it a wider range than that?

Randy Harl—Willbros Group, Inc.—President, COO

No, it is about a 3% range that we are looking at there.

Mike Curran—Willbros Group, Inc.—Chairman, CEO

And the reason it’s 3% is you get some projects that do better than you thought and you do some projects that do worse than you thought. So that’s kind of the spread from the ones that are coming in lower than you bid to the ones that are coming in higher than you bid.

Stephen Gengaro—Jefferies & Co—Analyst

Great. And then the final question is as we look out currently if you bake the new work into your backlog, can you give a sense for where the embedded margins are today.

Warren Williams—Willbros Group, Inc.—CFO

It’s hard to say because I have to sit down and factor in what has been the work that has been worked off in April and May, so it would be difficult. But if you take the 17% and use that as a range, it would probably move that up maybe 1%. It wouldn’t make as drastic a change as one would think. I don’t know. What do you think?

Randy Harl—Willbros Group, Inc.—President, COO

Well I think we have just recently this year started to really see the margins move up in North America. And so most of what we have in that backlog was bid in prior periods and has to be worked off. So it is going to take a while. Like we said we booked this $475 this year which is at better margins. The $650 that I talked about that we feel highly confident in will come in at even stronger margins and through the year, we will start to see that embedded margin in backlog go up. But we still have a fair amount that is back there that is holding the total down.

Stephen Gengaro—Jefferies & Co—Analyst

And then just one final question and I may have missed a little bit of this earlier but you said there are five projects in Nigeria. How much do the five problem projects make up of the backlog in total and what’s the embedded margin in them and when do they run off?

Randy Harl—Willbros Group, Inc.—President, COO

I said there is $370 million left to perform on those. These legacy projects and the embedded margin on those is —

Warren Williams—Willbros Group, Inc.—CFO

Approximately 14% if you take an overall average for the three. For the five projects.

Stephen Gengaro—Jefferies & Co—Analyst

And they’re largely complete this year you said, I think.

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FINAL TRANSCRIPT

Jun. 19. 2006/8:00AM CT, WG - Q4 2005 & Q1 2006 Willbros Group, Inc. Earnings Conference Call

Mike Curran —Willbros Group, Inc.—Chairman, CEO

They will virtually be complete this year. We have one that runs into next year but the other ones will be virtually complete.

Stephen Gengaro —Jefferies & Co—Analyst

That’s very helpful. Thank you gentlemen.

Operator

Martin Malloy, South Coast Capital.

Martin Malloy —Southcoast Capital—Analyst

Looking at the North American margin in the U.S. and Canada, when would you expect those to go up from the levels we saw in the first three months of this year where they were around 5.5%?

Mike Curran —Willbros Group, Inc.—Chairman, CEO

I think you’re going to see them up more this year. And what we are seeing in our numbers in April and our early indications in May, we are seeing them up more now. I think where you are going to see a real impact on your margins in North America are 2007. The projects that we’re looking at for 2007 and 2008 are going to be much different than this year because there is still plenty of capacity for the work to do in 2006 but what we’re seeing in 2007 and 2008, there is going to be some real strains on capacity within the industry to get it done. And I think that is going to be reflected in the pricing.

Randy Harl —Willbros Group, Inc. – President, COO

I think we had a couple of problems in the first quarter that drove that margin down. We had some revenues as Mike said from procurement that was a fairly low margin; it had a pretty good impact on it. And then we had a couple of problems on the projects that we don’t expect in the second, third and fourth quarters. So you should see a pretty significant improvement as we move on through the year. And then like Mike said next year we will start to work off this work that we are booking at much better margin so you should see a continued improvement even past the second, third and fourth quarters of this year.

Martin Malloy —Southcoast Capital—Analyst

And then some of these big projects that we’re hearing talked about coming out of the Rockies, when do you expect some of those projects to be awarded and take up some of the industry capacity?

Mike Curran —Willbros Group, Inc.—Chairman, CEO

That probably will be later on this year to be done next year and the following year. Now you see a lot of talk about some of these projects and they are going to be built, but they also — you have to get the permits through the Federal Energy Regulatory Commission. You have to do all the environmental work, all the right-of-way acquisition has got to be done, so some of these things start dragging back when they get to be real big projects. But we see those things bidding this year and probably being done in ‘07 and ‘08.

Operator

[Andrew O’Connor], Wells Capital Management.

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FINAL TRANSCRIPT

Jun. 19. 2006/8:00AM CT, WG - Q4 2005 & Q1 2006 Willbros Group, Inc. Earnings Conference Call

Andrew O’Connor —Wells Capital Management—Analyst

I just wanted to know if you could elaborate on the $650 million of additional work in North America which you are confident to contract here within the next 90 to 100 days. Can you better characterize the type of work and are these many projects or perhaps just a few projects? And then also for new customers mostly or perhaps existing customers, any other color you can add would be appreciated. Thanks.

Randy Harl —Willbros Group, Inc.—President, COO

I think it is a combination of all those things. We have got existing customers in that mix for the most part. There is some large EPC included in that mix. There is some construction only included in there.

Mike Curran —Willbros Group, Inc.—Chairman, CEO

But there is some engineering only. I think as you could probably imagine Andrew, we would really like to have announced a number of those now. And we have some things we are under confidentiality agreements, some things we have memorandums of understanding that have requirements in them, so we cannot get in front of our clients on some of these issues. So this is just kind of where the constraints are. It is not that we don’t have the work, it is that we can’t talk about it.

Andrew O’Connor —Wells Capital Management—Analyst

Okay. And then secondly for the remaining work in Nigeria that you’re currently renegotiating if I heard that right, at some point does Willbros consider legal recourse or is that not appropriate?

Mike Curran —Willbros Group, Inc.—Chairman, CEO

Well I don’t think that it is not appropriate. I will tell you this. We see a tremendous amount of work in front of us all over the world and not just in the U.S. and Canada and Oman and Saudi and Algeria and some places that Randy and I have talked about. But we are not going to be sit here — we are not going to sit here and get drug down by something that we have no control over. And so we are looking at all our alternatives to figure out what we’re going to do with this. You have anything to add to that, Randy?

Randy Harl —Willbros Group, Inc.—President, COO

I would just say that we have had very good dialogue with our customers up to this point, but sometimes you can’t reach agreement. And that is why you have remedies in contracts that allow you to pursue different avenues to reach resolution. And as Mike says, we are committed to resolving these issues and doing whatever is necessary to get that done.

Andrew O’Connor —Wells Capital Management—Analyst

Appreciate that. Thank you.

Operator

(OPERATOR INSTRUCTIONS). Renee Bijlani of Forest Investment.

Renee Bijlani Analyst

My first question was about margins and you said that the significant improvement would come in ‘07 and ‘08. What would you expect the consolidated margins to be in ‘07?

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FINAL TRANSCRIPT

Jun. 19. 2006/8:00AM CT, WG - Q4 2005 & Q1 2006 Willbros Group, Inc. Earnings Conference Call

Mike Curran—Willbros Group, Inc.—Chairman, CEO

We have not put out any guidance on that at all. And I don’t think with the backlog we have got combined with what we are working on to come in that it would probably be premature to give you a number in what we view as the rising market.

Renee Bijlani Analyst

Okay. Just along those lines do you expect mostly the U.S. component to be higher right than the international component?

Mike Curran—Willbros Group, Inc.—Chairman, CEO

We expect all of them to be. If you just look at demand around the world these drilling contractors have been completing wells for 18 months or so at a record pace. And now the companies are focused on if they are going to monetize those discoveries, they are going to build pipelines and there have been permitting issues, environmental issues. When you get in the international work many times even World Bank going through things and there is a lag time between when these things are drilled and when they are built. And so we see work picking up in virtually every market we have around the world.

Randy Harl—Willbros Group, Inc.—President, COO

But I would also say that with regard to the way to think about that, is that you have got to — there has to be a balance between risks in the margin. You know, therefore, the risk in the U.S. would be lower politically and in almost every other way, you know so margins should be much higher outside the U.S. where you face these conditions. And so you won’t see us bidding lower margins outside the U.S. because of the need to balance that risk and reward.

Renee Bijlani Analyst

I understand. I was just, I know your margins are pulled down because of Nigeria and I was just trying to understand what we can expect in the future. My second question was about just the capital structure. You have a convert right now, right, for $70 million plus —

Warren Williams—Willbros Group, Inc.—CFO

We have two converts out there, one we did in 2002 which was for 65 — excuse me 2004 — which was for $70 million and then we did one this last, in December and January, in March first quarter for $84.5 million. So that is a total of $154 million, $155 million.

Renee Bijlani Analyst

Okay. And the call dates are in 11 and 13, is that correct?

Warren Williams—Willbros Group, Inc.—CFO

One is in five years and the other is — they are both five years and six years from now.

Renee Bijlani Analyst

Okay. Do you plan to do any other financing?

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FINAL TRANSCRIPT

Jun. 19. 2006/8:00AM CT, WG - Q4 2005 & Q1 2006 Willbros Group, Inc. Earnings Conference Call

Warren Williams —Willbros Group, Inc.—CFO

I think I addressed that earlier that it was depending upon — in the earlier question. We have a number of factors that are out there that could impact it that we talked about with capital requirements and the timing of the resolution on these issues with the — our clients could have an impact on that.

Operator

Stephen Gengaro, Jeffries & Company.

Stephen Gengaro —Jefferies & Co—Analyst

Just a quick follow-up. When you look at the margin performance to date, can you give us your sense for when international margins and the U.S. and Canadian margins will trough here? Do you think the first quarter was the bottom or do you think you have another leg down given what is kind of embedded, just trying to get your sense for that?

Mike Curran —Willbros Group, Inc.—Chairman, CEO

This is Mike. I think the first quarter should be the trough. We have said in the past that we didn’t think we were going to do great the first and second quarter but we thought we would the third and fourth quarter this year, that it would pick up. But we believe that the first quarter was the trough.

Stephen Gengaro —Jefferies & Co—Analyst

Would you be willing to give us a guess on the slopes for improvement?

Mike Curran —Willbros Group, Inc.—Chairman, CEO

If you can tell me about Nigeria, I will tell you about the slope.

Stephen Gengaro —Jefferies & Co—Analyst

But ex-Nigeria things should certainly be improving?

Mike Curran —Willbros Group, Inc.—Chairman, CEO

Absolutely; they are in the U.S. They are in our engineering group. They are in Canada. They are in Oman.

Operator

John Rogers, D.A. Davidson.

John Rogers —D.A. Davidson, Inc.—Analyst

Just a follow-up, what are you seeing in terms of competition in the market. With the attractiveness and the number of projects that are out there? I mean are there people that have been out of this business that are looking to get back into pipeline construction? Or is it the same competition they have always had?

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FINAL TRANSCRIPT

Jun. 19. 2006/8:00AM CT, WG - Q4 2005 & Q1 2006 Willbros Group, Inc. Earnings Conference Call

Mike Curran—Willbros Group, Inc.—Chairman, CEO

First up, let me break it down by parts of the world. In the U.S., it is with the exception of ourselves a business that is privately held. It is a very — you know — a fractured business. And it is the same players there, really don’t see anybody new coming into the business. You don’t see any of the larger companies stepping in. They have in other business cycles and it hasn’t worked well. You don’t see the international contractors interested in the U.S. or Canadian markets particularly. So in fact in some instances you see them exiting Canada. So I think it is the same here. It appears to be the same in a lot of the other places we have worked and I think part of that is for the local contractor’s access to capital because banks in a lot of the countries that the oil and gas is in, just don’t loan. So it’s from what we see, it is the same group of players and I haven’t really seen anyone new of any size at all enter the business.

Now having said that, you have the Chinese that have moved out to North Africa and you have the Russian contractors that are working a few places that they weren’t before. And you will find some regional contractors that will step out to try some things. Sometimes they are successful, sometimes they are not and they retreat back. So there is some movement that way but no new players; it tends to be the same ones with some people in different regions of the world going where they haven’t been before. And this will change with margins. Nature abhors a vacuum so it is not going to be there is nobody to do this work because at a certain price, people will attempt to do it with rented equipment and strangers.

John Rogers—D.A. Davidson, Inc.—Analyst

And what about if we get to some of these, especially the big projects coming out of the Rockies or if we ever do get an Alaskan or Mackenzie River pipeline?

Mike Curran —Willbros Group, Inc.—Chairman, CEO

I know from what I have read on the Mackenzie River that has being re-forecasted. That will be a strain on the capacity in the industry, the Alaskan deal right now, especially with what there is going on in the lower 48. Having said that, this is a place that is going to take a couple of years or so as I understand on all the regulatory, the permitting, that sort of thing. So you can’t really tell what it is looking like down here as far as the cycle but when you overlay the drilling and the Rockies and all that with these LNG facilities coming on-stream and these re-gas plants, you can’t do it all at once and it is going to be stretched out over a few years.

John Rogers—D.A. Davidson, Inc.—Analyst

So you wouldn’t expect those big players to come in on the Rockies Express or something?

Mike Curran—Willbros Group, Inc.—Chairman, CEO

No, I think to come in and rig up and try from an international contractor, I can’t see that right now.

John Rogers—D.A. Davidson, Inc.—Analyst

Okay. Great.

Mike Curran—Willbros Group, Inc.—Chairman, CEO

Keep in mind too that those people are busy other places in the world.

John Rogers—D.A. Davidson, Inc.—Analyst

Right.

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FINAL TRANSCRIPT

Jun. 19. 2006/8:00AM CT, WG - Q4 2005 & Q1 2006 Willbros Group, Inc. Earnings Conference Call

Mike Curran —Willbros Group, Inc.—Chairman, CEO

When they come in here they are not going to be able to bring their organizations. They’re going to leave their people behind and come in with their equipment and that gets a little dicey. And we see a greater strain on resources, both people and equipment for ‘07 and ‘06, and even more so for ‘08.

Operator

Stephen DeNichilo, Thompson Horstmann Bryant.

Stephen DeNichilo —Thompson, Horstmann, Bryant—Analyst

Just wanted to ask you a quick question on your bidding prospects, the $9 billion you talked about, up from $5 billion, that is a pretty impressive increase. Has the quality and the expected profitability on that work changed at all? Or is that $9 billion within your “range” of solid margin work to win?

Mike Curran —Willbros Group, Inc.—Chairman, CEO

That is in the range of what I would call solid margin work for customers that we are comfortable working for. As I have mentioned in the past sometimes I’ve told people that is not something in the middle of China that is not our work. That is not in 3000 feet of water in the South Pacific. That is not either. This is work for clients that we are comfortable with in areas that we are comfortable with and really, we have kind of made a conscious effort to step out of Latin America given some of the instability down there. So it is almost like not comparing apples-to-apples because there is the Latin American area was in our numbers before and it is completely out today. We have spent some time and money the last six, seven months and moved out of some of the Latin American areas where the margins just weren’t where we thought they needed to be. And we have repositioned that equipment to the U.S. and to Oman and in some instances moved the people to West Africa.

Stephen DeNichilo —Thompson, Horstmann, Bryant—Analyst

So despite upping your sort of the hurdle rate for you guys have been on a project, the total scope of work is continuing to increase pretty dramatically?

Mike Curran —Willbros Group, Inc.—Chairman, CEO

It absolutely has. And I think it is a combination of the drilling and the LNG activity around the world has just compounded it.

Stephen DeNichilo —Thompson, Horstmann, Bryant—Analyst

That’s great. And then also the $100 million in Nigeria claims that you talked about or primarily Nigeria claims — you also made a comment that that situation as far as cash collection should be improving. Does that mean you are expecting some claims to hit in 2006?

Randy Harl —Willbros Group, Inc.—President, COO

We are expecting to get some of the claims resolved in 2006 and collect those, yes.

Stephen DeNichilo —Thompson, Horstmann, Bryant—Analyst

Also you had about $14 million in legal costs in 2005. How much do you expect in ‘06? You can remind us?

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FINAL TRANSCRIPT

Jun. 19. 2006/8:00AM CT, WG - Q4 2005 & Q1 2006 Willbros Group, Inc. Earnings Conference Call

Warren Williams—Willbros Group, Inc.—CFO

We are estimating at this time that it is about $3 million of cost to support the third-party cost to support those investigations in the shareholder lawsuit. That $14 million was not all legal costs. There were — that was — there were forensic accountants and consultants that were involved in that (multiple speakers) but about $6 million of it was legal, was associated with legal costs.

Stephen DeNichilo—Thompson, Horstmann, Bryant—Analyst

So then as far as a total cost in ‘06 for the ongoing investigations is $3 million is —?

Warren Williams—Willbros Group, Inc.—CFO

That is what we anticipate right now.

Stephen DeNichilo—Thompson, Horstmann, Bryant—Analyst

Great. And then one last question, you had — I forget in a past press release, highlighted three different SG&A cost reductions as part of the closing of certain offices as well as centralizing bidding. Is all that behind us or is there still more to come? As far as rationalizing SG&A?

Warren Williams—Willbros Group, Inc.—CFO

There are some additional savings as we move through, there is some realignment of some service capabilities that will take place that we will start seeing the benefit flow through our financial statements in the third quarter of 2006. There are costs associated with that realignment that we’re still incurring in the second quarter this year. But there is an opportunity to see that cost diminish somewhat in the third quarter. But the bulk of those things we have done.

Operator

Management at this time we have no additional questions in the queue, and I will turn the presentation over to you for any further remarks.

Mike Curran—Willbros Group, Inc.—Chairman, CEO

Thank you very much. In closing I would like to say that our focus is to increase our margins on a record level on the work we have underway. To maintain our G&A costs at the 6 to 8% level that we believe is appropriate for our business and to expand our backlog where we can capture the best risk-adjusted returns. As we have previously discussed, we continue to have our investment bankers evaluate our strategic alternatives with the objective of maximizing shareholder value. As we have new information to report we will keep you informed. Thank you all for the tremendous response here and for the turnout we have enjoyed at recent industry events; I want to assure you that we are all working hard to deliver the valuation improvement everyone expects. Thank you very much, and have a good day.

Operator

Thank you sir. Ladies and gentlemen, at this time we will conclude today’s teleconference presentation. If you’d like to listen to a replay of the conference please dial 303-590-3000 with access code of 11064166. (OPERATOR INSTRUCTIONS) We thank you for your participation on the program. At this time we will conclude. You may now disconnect and please have a pleasant day.

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FINAL TRANSCRIPT

Jun. 19. 2006/8:00AM CT, WG - Q4 2005 & Q1 2006 Willbros Group, Inc. Earnings Conference Call

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